Exhibit 10.24
CHANGE IN CONTROL AGREEMENT
          THIS AGREEMENT (“Agreement”), made and entered into this 9th day of October, 2006 (the “Effective Date”), by and between Ferrellgas, Inc. (the “Company”) and Eugene D. Caresia (the “Executive”);
WITNESSETH THAT:
          WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s service in the event of a Change in Control (as defined below); and
          WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;
          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:
          1. Agreement Term. The “Agreement Term” shall begin on the Effective Date and shall continue through December 31, 2007, subject to the following:
(a)	As of December 31, 2007, and on each December 31 thereafter, the Agreement Term shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement Term.

(b)	If a Change in Control occurs during the Agreement Term (as it may be extended from time to time), the Agreement Term shall continue for a period of twenty-four calendar months beyond the calendar month in which such Change in Control occurs and, following an extension in accordance with this subparagraph (b), no further extensions shall occur under subparagraph 1(a).
          2. Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified:
(a)	Cause. The term “Cause” shall mean:
(i)	the willful and continued failure by the Executive to substantially perform his duties for the Company (other than any such failure resulting from the Executive’s being disabled) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii)	the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)	the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives.
For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
(b)	Change in Control. The term “Change in Control” shall mean any of the following that occur after the Effective Date:
(i)	any merger or consolidation of Ferrell Companies, Inc. in which such entity is not the survivor;

(ii)	any sale of all or substantially all of the common stock of Ferrell Companies, Inc. by the Employee Stock Ownership Trust;

(iii)	a sale of all or substantially all of the common stock of Ferrellgas, Inc.;

(iv)	a replacement of the Company as the General Partner of Ferrellgas Partners, L.P.; or

(v)	a public sale of at least 51 percent of Ferrell Companies, Inc. equity.
(c)	COBRA. The term “COBRA” means continuing group health coverage required by section 4980B of the Code or sections 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended.

(d)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

(e)	Covered Termination. The Executive will incur a “Covered Termination” upon his Termination Date if the Termination Date occurs (i) during the Agreement Term, (ii) upon or following a Change in Control, and (iii) on account of termination of employment by the Executive for Good Reason or by Company for reasons other than for Cause.

(f)	Good Reason. The term “Good Reason” shall mean:
(a)	The relocation of the Executive’s principal office location to a location which is more than 50 highway miles from the location of the Executive’s principal office location immediately prior to the Change in Control; or

(b)	A reduction in excess of 10% in the Executives’ base salary and target incentive potential as compared to his base salary and target incentive in effect immediately prior to the Change in Control.
(g)	Termination Date. The term “Termination Date” means the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive’s Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliate (including a successor to the Company, and regardless of whether before, on, or after a Change in Control), such transfer shall not constitute the Executive’s Termination Date for purposes of this Agreement.
          3. Payments and Benefits. If a Covered Termination occurs, the Executive shall be entitled to the following payments and benefits, conditioned upon the Executive signing an Agreement and Release:
(a)	The Executive will be entitled to a payment equal to two times the Executive’s annual base salary in effect immediately prior to the Change in Control;

(b)	The Executive will be entitled to a payment equal to two times the Executive’s target bonus, at his target bonus rate in effect immediately prior to the Change in Control; and

(c)	For the two year period following the Termination Date, the Executive shall be entitled to receive reimbursement (grossed-up for taxes) for group medical coverage for himself and his dependents which is not materially less favorable to the Executive than the group medical coverage which was provided by the Company to the Executive immediately prior to the Change in Control. The coverage provided pursuant to this subparagraph (c) shall be part of, and not in addition to, any coverage to which the Executive (or his dependents) are entitled to receive pursuant to COBRA.
Payments pursuant to subparagraphs (a) and (b) next above shall be made in substantially equal monthly installments beginning with the month following the month in which the Termination Date occurs; provided, however, that, to the extent required by section 409A of the Code, payments for the six month period beginning on the Termination Date shall be made in a lump sum on the date that is six months and one day after the Termination Date.
          4. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company or any of its affiliates by the Executive, any amounts earned by the Executive in other employment after his Termination Date, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
          5. Tax Payments. If:
(a)	any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (the “Payments,” which shall include, without limitation, the vesting of an option or other non-cash benefit or property) are subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986 or any successor provision to that section; and

(b)	reduction of the Payments to the amount necessary to avoid the application of such tax would result in the Executive retaining an amount that is greater than the amount he would retain if the Payments were made without such reduction but after the reduction for the amount of the tax imposed by section 4999;
then the Payments shall be reduced to the extent required to avoid application of the tax imposed by section 4999. The Executive shall be entitled to select the order in which payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed by section 4999, and the amount of reduction that is necessary so that no such tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control.
          6. Other Benefits. Except as may be otherwise specifically provided in an amendment of this Agreement adopted in accordance with paragraph 10, in the event of a Covered Termination, the Executive shall not be eligible to receive any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.

          7. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.
          8. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s Termination Date, the Executive will assist the Company and its affiliates in defense of any claims that may be made against the Company or its affiliates and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to services performed by the Executive for the Company or its affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or its affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of his reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or its affiliates (or their actions) that may relate to services performed by the Executive for the Company or its affiliates, regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation.
          9. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
          10. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of the Code and applicable guidance issued thereunder and, to the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
          11. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Kansas, without regard to the conflict of law provisions of any state.
          12. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
          13. Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control.
          14. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
          15. Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, subject to the following:
(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)	After a successor assumes this Agreement in accordance with this paragraph 15, only such successor shall be liable for amounts payable after such assumption, and no other companies (including, without limitation, the Company and any other predecessors) shall have liability for amounts payable after such assumption.

(c)	Notwithstanding the foregoing provisions of this paragraph 15, if the successor is required to assume the obligations of this Agreement under subparagraph (a), and fails to execute and deliver to the Executive a written acknowledgment of the assumption upon the Change in Control or, if later, promptly following demand by the Executive for execution and deliver of such an acknowledgment, then the successor shall not be substituted as the Company, the Executive shall be entitled to payments and benefits as provided under paragraph 3, and if the Executive is then employed by the Company (or successor), the Executive’s employment shall be deemed to have been terminated by the Company under circumstances described in clause 4(I), and the Executive shall not be required to perform services under this Agreement after such deemed termination.
          16. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:
(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
Gene Caresia
Vice President, Human Resources
7500 College Blvd, Suite 1000
Overland Park, Kansas 66210
or to the Executive:
[address to be inserted]
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

          17. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Overland Park, Kansas by three arbitrators. Except as otherwise expressly provided in this paragraph 17, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.
          18. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
          19. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and its affiliates.
          20. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
          IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

/s/ Eugene D. Caresia

EXECUTIVE

FERRELLGAS, INC.

By

Its